As filed with the U.S. Securities and Exchange Commission on December 3, 2008
Registration No.  333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PUDA COAL, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	65-1129912
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China, 030006
(Address of Principal Executive Offices)

PUDA COAL, INC. 2008 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

The Corporation Trust Company
1209 Orange Street, Wilmington
Delaware, 19801
(Name and Address of Agent For Service)

302 658 7581
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Stephen M. Davis, Esq.
Goodwin Procter LLP
The New York Times Building, 620 Eighth Avenue
New York, NY 10018
212-813-8804

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2008 Equity Incentive Plan Common Stock $0.001, par value per share	714,286	$5.64	$4,028,573	$224.80

(1)           In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)           Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant's Common Stock reported on NYSE Amex on November 24, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in Part I of Form S-8 will be delivered to various individuals who received grants of common stock or options to purchase our common stock under our 2008 Equity Incentive Plan in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

191,295 Shares

PUDA COAL, INC.

Common Stock

                We have prepared this Reoffer Prospectus (the “prospectus”) so certain of our officers, directors and employees may resell shares of our common stock.  The selling stockholders acquired or may acquire the shares offered by this prospectus pursuant to grants of restricted stock or exercise of options granted or to be granted under our 2008 Equity Incentive Plan (the “2008 Plan”) or otherwise as incentive equity compensation.

                The maximum number of shares that may be offered or sold under this prospectus is subject to adjustment in the event of stock splits or dividends, recapitalizations and other similar changes affecting the common stock. Our common stock is quoted on NYSE Amex under the symbol PUDA. We anticipate that the selling stockholders will offer shares of common stock for resale at prevailing prices on NYSE Amex or such other market upon which our common stock may then trade on the date of sale. We will receive none of the proceeds from the sale of the common stock offered by this prospectus, but we will receive the exercise price upon exercise of the options, if any.

                The shares of Common Stock are “restricted securities” under the Securities Act, before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders to the public. Each stockholder that sells shares of our Common Stock pursuant to this prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

                AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

                NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 3, 2009.

TABLE OF CONTENTS

Available Information	2

Documents Incorporated By Reference	2

Forward-Looking Statements	3

The Company	3

Risk Factors	5

Use of Proceeds	15

Selling Stockholders	15

Plan of Distribution	16

Legal Matters	17

Experts	17

SEC Position on Indemnification for Securities Act Liabilities	17

AVAILABLE INFORMATION

              We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information about the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

             The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

                We incorporate by reference the documents listed below:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(c)
The Registrant’s Current Reports on Form 8-K filed on March 12, 2009, March 18, 2009, May 15, 2009, July 8, 2009, August 5, 2009, August 14, 2009, September 16, 2009, September 22, 2009, and November 12, 2009 (other than reports or portions of reports furnished but not filed pursuant to Commission rules);

(d)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(e)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 16, 2009 under the Exchange Act, as amended, including any amendments or reports filed for the purpose of updating such description.

               All documents we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus modifies or supersedes such previous statement and any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus (excluding exhibits, unless such exhibits are specifically incorporated by reference into the information which this prospectus incorporates). Written requests for copies of such information should be directed Puda Coal, Inc., 426 Xuefu Street, Taiyuan, Shanxi Province, The People’s Republic of China  030006, attention: Qiong (Laby) Wu, Chief Financial Officer, telephone: 011 86 351 228 1302.

FORWARD-LOOKING STATEMENTS

                This prospectus and the documents that are incorporated by reference contain forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, and are subject to various risks, uncertainties and assumptions. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan, “believe,” “project,” “estimate” and similar expressions (or the negative of such expressions), but their absence does not mean that a statement is not forward-looking. Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may differ materially from those anticipated, estimated or expected. Investors and prospective investors in our Company should understand that several factors govern whether any forward-looking statement herein will be or can be achieved. Any one of these factors could cause actual results to differ materially from those projected herein.

                Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as updated by subsequent Quarterly Reports on Forms 10-Q. There are a number of risk factors associated with the conduct of our business, and the risks factors described in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent Quarterly Reports on Forms 10-Q may not be exhaustive. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be read with caution.

THE COMPANY

Puda Coal, Inc. (“Puda” or the “Company”) is a supplier of high-grade metallurgical coking coal to the industrial sector in the People’s Republic of China.  Its processed coking coal is primarily purchased by coke and steel producers for the purpose of making the coke required for the steel manufacturing process.  Its operations are conducted exclusively by an entity in China, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”), which it controls through 90% indirect equity ownership.

Puda cleans raw coking coal sourced from third party coal mines primarily located in Liulin County, Shanxi Province, and markets the cleaned, high quality coking coal to coke and steel makers in its geographic market.  Its current primary geographic markets include Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, China.

The Company focuses on value-added coal washing processes and specializes in providing high quality, cleaned coking coal, which is the quality level required to produce steel.  The demand for the form of high quality coking coal which the Company produces is primarily driven by China’s industrial expansion and advancement, which depends on the availability of large amounts of steel for building infrastructure. The Company currently purchases raw coal from a diversified pool of local coal mines in Shanxi Province.  Puda is not a coal mining operation and does not own any coal mines as of September 30, 2009.

The central area of Shanxi Province, where Puda’s three coal washing plants are located, is known for its high quality coking coal reserves.  The Company is strategically located in proximity to some of the highest quality coking coal reserves suitable for steel making.  Puda’s three coal washing plants are located in Liulin County, Zhongyang County and Lingshi County, all of which are within approximately 150 miles of the Company’s executive offices in Taiyuan City.  Puda’s accumulated coal washing capacity is about 3.5 million MT per year.  As a large-volume supplier, the Company expects to continue to enjoy certain advantages as it believes that its primary customers will continue to focus on suppliers that can deliver large volume, consistently high-quality coking coal.  The Company also expect to be well positioned to serve the demand for steel production in China - mostly, coking companies that supply the steel mills and steel mills with their own coking facilities.  These customers are mostly located in Shanxi Province, Inner Mongolia Autonomous Region, Hebei Province, Beijing and Tianjin, all of which are accessible by railroad which is the most cost effective method for coal transport.

            Puda has three coal washing plants:  Shanxi Liulin Jucai Plant, located in Liulin County, about 2 miles away from Jucai Coal, has an annual cleaning capacity of 1.1 million MT; Shanxi Zhongyang Ruixu Plant, located in Zhongyang County, has an annual clean coal washing capacity of 1.2 million MT; Lingshi Dongqiang Plant, located in Lingshi County, has an annual coal washing capacity of 1.2 million MT.  In year 2008, the Company produced about 2.3 million MT cleaned coal, which is 66% of the 3.5 million MT annual production capacity.

To diversify its source of revenue and increase its gross margin, the board of directors of Puda has approved a change in its business strategy to permit Puda to enter into coal mining business, which can be operated separately from, or synergistically with, its coal washing business.  The Company plans to take advantage of the policy initiatives of the Chinese government and has begun working on finding suitable coal mines to acquire.  On May 14, 2009, the Company entered into an agreement to purchase 18% ownership in Shanxi Jianhe Coal Industry Limited Company for an aggregate purchase price of RMB 100 million (approximately $14.6 million).  Pursuant to the agreement, the Company has pre-paid 60% of the purchase price.  The Company anticipates that the closing will occur at or around end of 2009 when the share transfer and governmental registration of the share transfer is completed. On September 28, 2009, the Shanxi provincial government appointed Shanxi Coal as the consolidator for eight coal mines in Yucheng City, Pinglu County. Shanxi Coal will consolidate the eight coal mines into five, increasing their total annual capacity from approximately 1.6 million to 3.6 million metric tons.  Shanxi Coal has commenced the technical geological prospecting process for the targeted coal reserves. In the near future, it will perform a comprehensive financial analysis of the project and then determine the most efficient plan to develop and construct the targeted consolidated coal mines.  As of the date of this prospectus, the Company or Shanxi Coal has not entered into any definitive agreements for the acquisition of these eight coal mines or any other definitive coal mine acquisition agreements.

            Puda Coal, Inc. was incorporated on August 9, 2001 under the laws of Florida, and was subsequently reincorporated on July 30, 2009 under the laws of Delaware.  Its principal executive office is located at 426 Xuefu Street, Taiyuan City, Shanxi Province, China. The Company’s telephone number is +86 (351) 2281302 and our facsimile number is +86 (351) 7034404.  As used in this prospectus, the words “we,” “us,” “our”, “Puda” and the “Company” refer to Puda Coal, Inc., a Delaware corporation, and its subsidiaries.

RISK FACTORS

The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in Puda and to the particular types of securities that we are offering under that prospectus supplement.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

Risks Relating to Our Business

We are primarily a holding company and depend on distributions from our subsidiaries to meet our financial obligations.

Our company has an offshore holding structure commonly used by foreign investors with operations in China. We are a corporation which owns BVI, and BVI owns Putai. Our operations are conducted exclusively through Shanxi Coal, in which we indirectly own 90% of the equity interest.  The operations of Shanxi Coal are our sole source of revenue.  We have no operations independent of those of Putai and its subsidiaries.  As a result, we are dependent upon the performance of Putai and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions.  As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flows of our subsidiaries to meet our obligations and the ability of Shanxi Coal and our other subsidiaries to pay dividends or make other distributions, which may be limited.

Because virtually all of our assets are held by our operating subsidiaries, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of a bankruptcy, liquidation or reorganization of the Company, our assets and those of our subsidiaries’ will be available to satisfy the claims of our shareholders only after all of Putai’s and its subsidiaries’ liabilities and obligations have been paid in full.

If we do not successfully execute our strategy of growth through coal mine acquisitions, our future performance, particularly our profit margins, could be adversely affected.

We plan to grow through external growth opportunities, including acquisitions of coal mines.  If we are unable to obtain or manage these external growth opportunities successfully, we will not be able to grow our business in the way that we currently expect.  The availability of high quality coal mines is limited and we are not certain that we will be able to identify suitable candidates or complete transactions on terms that are acceptable to us.  In order to pursue such opportunities, we may require significant additional financing, which may not be available to us on favorable terms, if at all.  In addition, even if we are able to successfully complete acquisitions, we may not be able to integrate them, operate them profitably or take full advantage of them and therefore may not realize the benefits that we expect.  If we are unsuccessful in our external growth strategy, we may not be able to grow our business significantly and we may incur asset impairment charges as a result of acquisitions that are not successful.

The current credit and financial market conditions have a negative impact on global business environment and may exacerbate certain risks affecting our business.

The financial markets are currently experiencing unprecedented volatility, stress, illiquidity and disruption around the world. Many of our customers and suppliers may encounter much uncertainty and risks due to the weakening business environment and credit availability.  As a result, these customers and suppliers may be unable to satisfy their contract obligations, may delay payment, or may not repay our credit advance to them, which could negatively affect our business and financial performance.

Our operating results have been and may continue to be affected by fluctuations in raw material prices. We may not be able to pass on cost increases to customers.

Our operating profits have been and may continue to be negatively affected by fluctuations in the price of raw coking coal.  We are subject to short-term coal price volatility and have purchased and may continue to have to purchase raw coking coal at higher prices.  In the past, we were unable to pass the cost increase of raw coal on to customers and may not be able to do so in the future either.  This has adversely affected and may continue to adversely affect our gross margins and profitability. Our sales agreements with customers generally contain provisions that permit the parties to adjust the contract price of the cleaned coking coal upward or downward at specified times.  For example, we may adjust these contract prices because of increases or decreases in the price of raw coal from our mining suppliers, general inflation or deflation, or changes in the cost of producing raw or cleaned coking coal caused by such things as changes in taxes, fees, royalties or the laws regulating the mining, production, sale or use of coal.  However, if we fail to agree on a price with our customer under these provisions, many agreements permit customers to terminate the contract or refuse to buy all of the quantities contracted for.  Market prices for raw coking coal fluctuate in most regions in China.  From the beginning of 2008 the price of raw coking coal rose significantly and the price reached highest level before October 2008, and then significantly decreased afterwards.  We were not able to fully pass these cost increases on to our customers and may not be able to do so with any future increases in the cost of raw materials.  Top quality raw coking coal is critical to our maintaining operating efficiencies and delivering cleaned coal to our customers which meets their specifications.  Since top quality raw coking coal is more limited in supply, its price tends to be more volatile.  A general rise in coking coal prices also may adversely affect the price of, and demand for, coke and products made with coke such as pig iron, steel and concrete. This may in turn lead to a fall in demand for our products.

The demand for our product is cyclical and is affected by industrial economic conditions.  Downturns in the economy may reduce demand for our product and our revenues could decline.

Because we do not export our product out of China, our business and operating results are primarily dependent upon China’s domestic demand for cleaned coking coal.  However, because the domestic demand for coal in China is impacted by the international demand for coal, we are also susceptible to fluctuations in the international markets.  The domestic and international coking coal markets are cyclical and exhibit fluctuation in supply and demand from year to year and are subject to numerous factors beyond our control, including, but not limited to, the economic conditions in China, the global economic conditions and fluctuations in industries with high demand for coal, such as the steel and power industries.  A significant decline in demand or excess supply for cleaned coking coal may have a material adverse effect on our business and results of operations.

In addition, nearly all of our sales are concentrated in the central and northern area of China.  Accordingly, we are susceptible to fluctuations in business caused by adverse economic conditions in those regions.  Difficult economic conditions in other geographic areas into which we may expand may also adversely affect our business, operations and finances.

If any of Shanxi Coal’s coal sales agreements terminates or expires, our revenues and operating profits could suffer.

A substantial portion of our sales are made under coal sales agreements, which are important to the stability and profitability of our operations.  It is common business practice in China that coal purchase and sale agreements are signed for one year terms, with annual renewals.  This practice makes it difficult for us to forecast long-term purchase and sale quantities and can negatively affect our ability to manage inventory.  These agreements may expire or be terminated. Coal sales agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party.  Moreover, even if sales agreements are in force, buyers are generally not obligated to take the quantities specified in the contracts.

Increases in transportation costs could make our operations less competitive and result in the loss of customers.

Coal producers and processors depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to markets.  While our customers typically arrange and pay for transportation of cleaned coking coal from our facilities to the point of use, any disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to customers and thus could adversely affect our results of operations.  For example, the high volume of raw coal shipped from all Shanxi Province mines could create temporary congestion on the rail systems servicing that region.  If transportation for our cleaned coking coal becomes unavailable or uneconomic for our customers, our ability to sell cleaned coking coal could suffer.  Transportation costs can represent a significant portion of the total cost of cleaned coal.  Since our customers typically pay that cost, it is a critical factor in a distant customer’s purchasing decision.  If transportation costs from our facilities to the customer’s are not competitive, the customer may elect to purchase from another company.  Moreover, certain coal sales agreements permit the customer to terminate the contract if the cost of transportation increases by specified amounts in any given 12-month period.

We may not be able to manage our expanding operations effectively, which could harm our business.

We have expanded rapidly by acquiring coal washing facilities in Liulin County, Zhongyang County and Lingshi County, which have become operational and have a total annual coal washing capacity of approximately 3.5 million MT.  We anticipate continuous expansion in our business, both through further acquisitions and internal growth.  The new facility acquisitions and the overall internal growth require significant management resources that our smaller-size competitors do not need to devote to their operations.  In order to manage the expected growth of our operations and personnel, we will be required to improve and implement operational and financial systems, procedures and controls, and expand, train and manage our growing employee base.  Further, our management will be required to maintain and expand our relationship with more suppliers and customers.  Our current and planned personnel, systems, procedures and controls may not be adequate to support our further operations.  If we were not successful in establishing, maintaining and managing our personnel, systems, procedures and controls, our business will be materially and adversely affected.

We may not be able to meet quality specifications required by our customers and as a result could incur economic penalties or cancelled agreements which would reduce our sales and profitability.

Most of our coal sales agreements contain provisions requiring us to deliver coking coal meeting quality thresholds for certain characteristics such as BTUs, sulfur content, ash content, grindability and ash fusion temperature.  If we are not able to meet these specifications, because, for example, we are not able to source coal of the proper quality, we may incur economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts.

Our business is highly competitive and increased competition could reduce our sales, earnings and profitability.

The coal crushing, washing and processing business is highly competitive in China and we face substantial competition in connection with the marketing and sale of our products.  Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace.  The greater financial resources of our competitors will permit them to implement extensive marketing and promotional programs.  We could fail to expand our market share, and could fail to maintain our current share.

Increased competition could also result in overcapacity in the Chinese coal industry in general.  The coal industry in China has experienced overcapacity in the past.  During the mid-1970s and early 1980s, a growing coal market and increased demand for coal in China attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower processed coal prices.  Similarly, an increase in future processed coal prices could encourage the development of expanded capacity by new or existing coal processors.  Any overcapacity could reduce processed coal prices in the future and our profitability would be impaired.

We depend on key persons and the loss of any key person could adversely affect our operations.

We and our operating company, Shanxi Coal, are highly dependent on the marketing ability and credit of Ming Zhao, our Chairman, and the loss of his service and support would have a material and adverse impact on our operations.  We are also dependent upon our relationship with Ming Zhao and his brother, Yao Zhao’s other controlled businesses.  None of our companies have applied for key-man life insurance on the lives of our executives. If we were to lose the services of Ming Zhao, our ability to operate would be impaired.

We do not have any registered patents or other intellectual property and we may not be able to maintain the confidentiality of our processes.

We have no patents covering our cleaning processes and we rely on the confidentiality of our cleaning processes in producing a competitive product.  The confidentiality of our know-how may not be maintained and we may lose any meaningful competitive advantage which might arise through our proprietary processes.  As a result, our market position may be materially adversely affected.

Significant assets are subject to a lien held by a company controlled by the Zhaos and their family.  If we default on the payment of the obligations secured by the lien we could lose title to assets which are necessary for the operation of our business.

We financed the acquisition of the New Shanxi Liulin Jucai Plant and the New Zhongyang Plant through Resources Group, an entity owned 80% by Ming Zhao, 10% by Yao Zhao, 5% by Xue Ning, Ming Zhao’s wife, and 5% by Xue Yue, a second-generation cousin of Xue Ning, for an aggregate cost of $13 million paid through a 6% secured Facilities Loan amortized over 10 years.  The note is secured by the assets purchased.  If we default on the loan, the security could be enforced and title to the assets could be lost, having a significant negative impact on our ability to produce our products.

Since the Zhaos are equity owners of Resources Group they may have a conflict of interest with the Company.  If the lien is enforced after a default, the secured assets would be transferred to an entity which is owned by them.  Ming Zhao and Yao Zhao may have, or may develop in the future, conflicts of interest with us.  As the equity owners of 10% of the registered capital of Shanxi Coal, they might personally profit if Shanxi Coal’s benefits of operation are not directed to us.  In addition, the loan used to finance our recent facility expansions are held by Resources Group, a company which is owned by the Zhaos and their family.  It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default.  With their combined ownership of us (as of November 10, 2009, approximately 48.56% and 12.22% of our outstanding common stock), they can control the actions which we take.  Ming Zhao is our Chairman of the board of directors.  In addition, the Zhao brothers also control the Jucai coal mine, one of our suppliers of raw coal.  By limiting or eliminating our supply, they could materially adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group. See also the risk below, “Our principal stockholders have significant control over the company and may have conflicts of interest with the company.”

Because we are expanding, we may have to make sales to customers with inadequate or unknown creditworthiness.  We may not be able to collect receivables which are incurred by these customers.

Our ability to receive payment for cleaned coal depends on the continued creditworthiness of our customers.  In order to pay our expansion costs, we may have to make sales to customers who are less creditworthy than our historical customers.  Our customer base may change if our sales increase because of our added cleaning capacity.  If we are not able to collect our receivables, our profitability will be negatively affected.

Terrorist attacks or military conflict could result in disruption of our business.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.  Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war.  Future terrorist attacks, rumors or threats of war, actual conflicts involving China or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations.  As a result, there could be delays or losses in transportation and deliveries of processed coal to our customers, decreased sales of coal and extensions of time for payment of accounts receivable from customers.  Strategic targets such as energy-related assets may be at greater risk of terrorist attacks than other targets. In addition, disruption or significant increases in energy prices could result in government-imposed price controls.  Any, or a combination, of these occurrences could have a material adverse effect on Shanxi Coal’s business, financial condition and results of operations.

Risks Relating to Doing Business in China

Our Chinese operations pose certain risks because of the evolving state of the Chinese economy, political, and legislative and regulatory systems.  Changes in the interpretations of existing laws and the enactment of new laws may negatively impact our business and results of operation.

Substantially all of our business operations are conducted in China.  Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in China.  China’s economy differs from the economies of most developed countries in many respects, including its levels of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.  Doing business in China involves various risks including internal and international political risks, evolving national economic policies as well as financial accounting standards, expropriation and the potential for a reversal in economic conditions.  Since the late 1970s, the Chinese government has been reforming its economic system.  These policies and measures may from time to time be modified or revised.  While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China.  Furthermore, while the Chinese government has implemented various measures to encourage economic development and guide the allocation of resources, some of these measures may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.  Also, since early 2004, the Chinese government has implemented certain measures to control the pace of economic growth including certain levels of price controls on raw coking coal.  Such controls could cause our margins to be decreased.  In addition, such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.  Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material and adverse effect on the overall economic growth of China, and could adversely affect our business operations.

There are substantial uncertainties regarding the application of Chinese laws, especially with respect to existing and future foreign investments in China.  The interpretation and application of existing Chinese laws, regulations and policies, and the stated positions of the Chinese authorities may change and possible new laws, regulations or policies will impact our business and operations.  For example, due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that tax authorities in China may challenge the transfer prices that we have used for related party transactions among our entities in China in the future. Because of the evolving nature of the law, it will be difficult for us to manage and plan for changes that may arise.  Our business is and will continue to be subject central, provincial, local and municipal regulation and licensing in China.  Compliance with such regulations and licensing can be expected to be a time-consuming, expensive process. Compliance with foreign country laws and regulations affecting foreign investment, business operations, currency exchange, repatriation of profits, and taxation, will increase the risk of investing in our stock.

We may have to incur unanticipated costs because of the unpredictability of the Chinese legal system.

The Chinese legal system has many uncertainties.  The Chinese legal system is based on written statutes.  Prior court decisions may be cited for reference but have limited precedential value.  Since 1979, Chinese legislation and regulations have enhanced the protections afforded to various forms of foreign investments in China.  However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.  In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.  In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect.  As a result, we may not be aware of our violation of these policies and rules until some time after the violation.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Our industry is heavily regulated and we may not be able to remain in compliance with all such regulations and we may be required to incur substantial costs in complying with such regulation.

We are subject to extensive regulation by China’s Mining Ministry, and by other provincial, county and local authorities in jurisdictions in which our products are processed or sold, regarding the processing, storage, and distribution of our product.  Our processing facilities are subject to periodic inspection by national, province, county and local authorities.  We may not be able to comply with current laws and regulations, or any future laws and regulations.  To the extent that new regulations are adopted, we will be required to adjust our activities in order to comply with such regulations.  We may be required to incur substantial costs in order to comply.  Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material and adverse effect on our business, operations and finances.  Changes in applicable laws and regulations may also have a negative impact on our sales.  Certain of our contracts with customers permit the customers to terminate the contract in the event of changes in regulations affecting the industry that increase the price of coal beyond specified limits.

The government regulation of our coal processing operations imposes additional costs on us, and future regulations could increase those costs or limit our ability to crush, clean and process coking coal.  China’s central, provincial and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability.  We are required to prepare and present to China’s central, provincial and local authorities data pertaining to the effect or impact that any proposed processing of coal may have upon the environment.  The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement, expansion or continuation of our coal processing operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially and adversely affect our operations, our cost structure and/or our customers’ ability to use coal.  New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us and our customers to change operations significantly or incur increased costs.  Certain sales agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use.  These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

It will be difficult for any shareholder of our company to commence a legal action against our executives.  Other than the stock of our subsidiaries, we have no assets in the United States.

We conduct substantially all of our operations through our control of Shanxi Coal. Shanxi Coal and substantially all of Shanxi Coal’s assets are located in Shanxi Province, China.  Other than our stock in our direct subsidiary, Puda Investments Holding Limited, an International Business Company incorporated in the British Virgin Islands, we have no assets in the United States.  In addition, all of our executive officers and some of our directors reside within China.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon our senior executive officers or some directors, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.  Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgments of courts.

Restrictions on Chinese currency may limit our ability to obtain operating capital and could restrict our ability to move funds out of China and to pay dividends.

The Chinese currency, “Renminbi”, or “RMB”, is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support Shanxi Coal’s business operations in the future and could impair the ability of Shanxi Coal to pay dividends or other distributions to Puda. We rely on the Chinese government’s foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. Shanxi Coal receives all of its revenues in Renminbi, which is not freely convertible into other foreign currencies. Under our current structure, our income is derived from payments from Shanxi Coal through Putai and BVI. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion of Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. Current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations.

In order to pay dividends to Puda, a conversion of Renminbi into U.S. dollars is required. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of Shanxi Coal to meet its cash needs, and to pay dividends to Puda. However, Putai is presently classified as a wholly foreign-owned enterprise, or WFOE, in China that has verifiable foreign investment in China, funding having been made through an official Chinese banking channel. Because Putai qualifies for treatment as a WFOE, it can convert Renminbi, declare dividends and its funds can be repatriated to Puda in the United States under current laws and regulations in China, subject to limitations and restrictions imposed by Chinese laws, such as the SAFE notices issued by the State Administration of Foreign Exchange. However, the Chinese laws governing foreign currency exchange are evolving, and changes in such laws or their interpretation or application may adversely affect the ability to convert Renminbi, declare dividends and repatriate funds to the United States. Because our cash flow is dependent on dividend distributions from our subsidiaries in China, we may be restricted from distributing dividends to stockholders if we do not receive distributions of dividends from our subsidiaries.

Our ownership structure is subject to regulatory controls which could cause our subsidiaries to be subject to penalties or which may restrict our ability to repatriate and distribute profits.

The State Administration of Foreign Exchange (“SAFE”) in China issued public Circular No. 75 on October 21, 2005 concerning foreign exchange regulations on financings and returns on investments made by PRC residents through off-shore investment vehicles. The circular went into effect November 1, 2005 and replaces Circular No. 11 issued January 24, 2005 and Circular No. 29 issued April 8, 2005 concerning foreign investment regulations on mergers and acquisitions in China. Circular No. 75 eliminates the requirement under the prior two circulars for the China Ministry of Commerce (“MOFCOM”) to approve offshore investments made by PRC individual residents. This change effectively enables PRC individual residents to set up, control or otherwise invest into China through an offshore vehicle for the purposes of attracting overseas financing and facilitating an offshore public listing or offshore merger and acquisition exit, so long as such individuals comply with the SAFE registration procedures contained in Circular No. 75.

Although Circular No. 75 has removed the requirement for MOFCOM approval, and Puda’s Chinese shareholders have complied with Circular No. 75 requirements, the burdens that may arise under the SAFE registration process in the future may still restrict our ability to control and manage Shanxi Coal and could adversely affect our business and prospects.

We are subject to currency fluctuations from our Chinese operations and fluctuations in the exchange rate may negatively affect our expenses and results of operations, as well as the value of our assets and liabilities.

Effective July 21, 2005, The People’s Bank of China announced that the Renminbi exchange rate regime is reformed by moving from a fixed rate of exchange based upon the U.S. dollar to a managed floating exchange rate regime based upon market supply and demand of a basket of currencies. As of July 26, 2005, the exchange rate against the Renminbi was adjusted to 8.11 Renminbi per U.S. dollar from 8.28 Renminbi per U.S. dollar, which represents an adjustment of approximately two percent. As of December 31, 2008, the last trading day in 2008, Renminbi appreciated to approximately 6.8225 Renminbi per U.S. Dollar. It is expected that the revaluation of the Renminbi and the exchange rate of the Renminbi may continue to change in the future. Fluctuations in the exchange rate between the Chinese RMB and the United States dollar could adversely affect our operating results. Results of Shanxi Coal’s operations are translated at average exchange rates into United States Dollars for purposes of reporting results.  As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities.  Fluctuations may adversely affect the comparability of period-to-period results.  We do not use hedging techniques to eliminate the effects of currency fluctuations.  Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock prices.

Because our operations are located in China, information about our operations are not readily available from independent third-party sources.

Because our sole operating company, Shanxi Coal, is based in China, shareholders may have greater difficulty in obtaining information about Shanxi Coal on a timely basis than would shareholders of an entirely U.S.-based company.  Shanxi Coal’s operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about Shanxi Coal from sources other than Shanxi Coal itself.  Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders.  Shareholders will be dependent upon Shanxi Coal’s management for reports of Shanxi Coal’s progress, development, activities and expenditure of proceeds.

Risks Associated with this Offering and Puda’s Common Stock

Our stock was historically very thinly traded and stockholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than the company’s value.

Our common stock was historically very thinly traded, and the price if traded may not reflect the value of our company.  Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate it may only be at a price that does not reflect the value of the business.  Even if a more active market should develop, the price may be highly volatile.  Furthermore, if the price for our stock becomes lower, many brokerage firms may not be willing to effect transactions in the securities.  Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price.  In additional, many lending institutions will not permit the use of common stock like ours as collateral for any loans.

We were historically subject to the Penny Stock Rules; there is no certainty whether we will be subject to such rules again in the future, and if we will, sale of our stock by investors may be difficult.

We were historically subject to the SEC’s “penny stock” rules.  Penny stocks generally are equity securities with a price of less than $5.00.  If our stock prices decrease in the future to below $5.00, we may be subject to penny stock rules again.  The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common stock.  If our common stock becomes subject to the penny stock rules again in the future, the holders of such common stock may find it more difficult to sell their securities.

Our stock price has been extremely volatile and may continue to fluctuate significantly, which may make it more difficult for you to resell shares when you want at prices you find attractive.

The trading price of our common stock has been and may continue to be subject to significant daily fluctuations.  During the three months ended September 30, 2009, the closing sale prices of our ordinary shares on the Over-the-Counter Bulletin Board and then NYSE Amex ranged from $3.15 to $6.65 per share (taking into account the 7-to-1 share conversion).  Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of material customer agreements or acquisition, the operating and stock price performance of other companies that investors may deem comparable, new government restrictions or regulations and news reports relating to trends in our markets.  In addition, the stock market in general, and the market prices for China-related companies recently have experienced extreme volatility that often has been unrelated to the operating performance of such companies.  These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

Our stock prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial majority of Puda’s outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act.  As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a period of at least one year may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a our outstanding common stock.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years or more.  The SEC amended Rule 144 and, effective February 15, 2008, non-affiliates may sell restricted securities without volume limitations or other requirements after having held the securities for six months.  If a substantial number of shares of our stock are sold under the amended Rule 144 or other exemption, it could cause the price our stock to go down.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder vote and could delay, deter or prevent a change in control of our company.

As of November 10, 2009, Ming Zhao and Yao Zhao own in total approximately 60.78% of the Company’s outstanding shares, and upon the conversion of all of the outstanding convertible notes and the exercise of all of the outstanding warrants the underlying stock of which is being registered in this offering, they will own in total approximately 53.39% of our outstanding stock and, acting together, will be able to exert a significant degree of influence over our management and affairs and all actions requiring stockholder approval, such as the election of directors and approval of significant corporate transactions.  In addition, Delaware corporate law provides that certain actions may be taken by consent action of stockholders holding a majority of the outstanding shares.  In the event that the requisite approval of stockholders is obtained by consent action, without any meeting of stockholders, dissenting or non-participating stockholders generally would be bound by such vote.  Through their concentration of voting power, the Zhao brothers could delay, deter or prevent a change in control of our company or other business combinations that might otherwise be beneficial to our other stockholders.  Accordingly, this concentration of ownership may harm the market price of our common stock.  In addition, the interest of the Zhao brothers may not always coincide with the interest of the Company’s other stockholders.  In deciding how to vote on such matters, the Zhao brothers may be influenced by interests that conflict with yours.  You should not buy our common stock unless you are willing to entrust all aspects of operational control to Puda’s current management team.

Our principal stockholders have significant control over the company and may have conflicts of interest with the company.

Ming Zhao and Yao Zhao may have, or may develop in the future, conflicts of interest with us.  First, the loan used to finance our recent facility expansions is  held by Resources Group, a company which is owned by the Zhaos.  It could be in their economic interest to cause us to default on the payment of the loan with Resources Group since Resources Group could acquire the assets which are subject to the lien as a result of enforcement of the lien after a default.  With their combined ownership of us (60.78%, and 53.39% after the Conversion), they can control the actions which we take.  Ming Zhao is our Chairman of the board of directors.  Second, the Zhao brothers control the mine which is one of our raw coal suppliers.  We currently secure raw coal from local Liulin County coal mines, including Jucai Coal, a coal mine that is 75% owned by Yao Zhao, Mr. Ming Zhao’s brother and a manager of the coal washing plants of Shanxi Coal.  By limiting or eliminating our supply, the Zhao brothers, who control our coal mine supplies, could adversely impact our production and revenue, which in turn could cause us to default on our loan to Resources Group.  In addition, the Zhao Brothers may declare dividends out of Shanxi Coal, in which they own 10% of the direct equity interest even though it would be in the interests of Puda for Shanxi Coal, to reinvest its profits into the business.

The conversion of outstanding derivative securities could cause your ownership in the company to be diluted and may decrease the value of your investment.

Outstanding derivative securities and current and future obligations to issue Puda’s securities to various parties may dilute the value of your investment.  In November 2005, we issued warrants with 5 years term to certain investors.  For as long as the warrants are outstanding, the holders thereof will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership.  This may have an adverse effect on the terms upon which we can obtain additional capital.  It should be expected that the holders of such derivative securities would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the warrants or options.  There are no preemptive rights in connection with Puda’s common stock.

We do not intend to pay dividends in the foreseeable future.

In 2005, Shanxi Coal, our 90% subsidiary, declared dividends of $1,756,470, payable to Ming Zhao (80%) and Yao Zhao (20%), of which $543,470 was paid in 2005 and $1,172,000 was paid in October 17, 2008.  In September 2008, Shanxi Coal declared RMB 8 million ($1,170,754) dividend to its shareholders, which has not been paid as of the date of December 31, 2008.  No dividend was declared in 2006, 2007 and 2008 by Puda Coal, the OTC listed company.  Puda Coal does not intend to pay any dividends in the foreseeable future.  We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our board of directors presently intends to follow a policy of retaining earnings, if any.

The Company has the right to issue additional common stock and preferred stock without the consent of shareholders. This would have the effect of diluting your ownership in the company and could decrease the value of your stock.

There are additional authorized but unissued shares of our common stock that may be later issued by our board of directors for any purpose without the consent or vote of the stockholders that would dilute a stockholder’s percentage ownership of the company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors.  While no preferred stock is currently outstanding or subject to be issued, the certificate of incorporation has authorized issuance of up to 5,000,000 shares of preferred stock in the discretion of the board of directors.  Such preferred stock may be issued upon filing of amended certificate of incorporation and the payment of required fees; no further shareholder action is required.  If issued, the rights, preferences, designations and limitations of such preferred stock would be set by the board of directors and could operate to the disadvantage of the outstanding common stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

We may be subject to regulatory scrutiny and sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to our internal controls over financial reporting and/or we have material internal control weaknesses which may result in material financial reporting errors.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting beginning with our Annual Report filed for a fiscal year ending on or after December 15, 2007 and have our independent registered public accounting firm attest to such evaluation for fiscal years ending on or after December 15, 2009.  Compliance with these requirements can be expensive and time-consuming.  While we believe that we met and will continue to be able to meet the applicable deadlines, no assurance can be given that we will meet the required deadlines in future years.  If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluation when we are required to have such attestation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.

We had not maintained an effective system of internal control over financial reporting until we recently corrected the material weaknesses in our internal control.  If we fail to maintain an effective internal control again in the future, there may be inaccuracies in our financial statements and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

As reported in Item 9A(T) – “Control and Procedures” of our annual report on Form 10-K for the fiscal year ended December 31, 2008 and Item 4 – “Controls and Procedures” of this report, we had not maintained an effective system of internal control over financial reporting until we recently corrected the material weaknesses in internal control by the end of the third quarter of 2009. For a detailed description of these material weaknesses and our remediation efforts, see Item 9A(T) – “Controls and Procedures” of our annual report on Form 10-K for the fiscal year ended December 31, 2008 and Item 4 – “Controls and Procedures” of the subsequent quarterly reports on Forms 10-Q.  If a material weakness is identified in our internal control over financial reporting in the future, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price and potentially subject us to litigation.

USE OF PROCEEDS

                We will not receive any of the proceeds from the sale of the shares offered by this prospectus; however, we expect to use the proceeds from the exercise of options for working capital and other general corporate purposes, if any.

SELLING STOCKHOLDERS

                The shares offered by this prospectus are being registered for reoffers and resales by the selling stockholders, who have acquired or may acquire such shares pursuant to grants of restricted stock or the exercise of options. The selling stockholders named below, together with other persons who may become control persons by becoming directors or executive officers, may resell all, a portion or none of such shares from time to time.

                The table below sets forth, with respect to each selling stockholder, based upon information available to us as of November 10, 2009, the number of shares of common stock beneficially owned before and after the sale of the shares offered by this prospectus; the number of shares to be sold; and the percent of the outstanding shares of common stock owned before and after the sale of the common stock offered by this prospectus.

Selling Stockholders	Number of Shares Owned Before Sale (1)		Percentage of Shares Owned(2)	Number of Shares to be Sold(3)	Number of Shares Owned after Sale	Percentage of Shares Owned after Sale(2)
Ming Zhao, Chairman of the Board	7,594,290	(4)	48.56%	8,572	7,585,718	48.51%
Lawrence Wizel, Director	8,504		*	8,504	0	0
C. Mark Tang, Director	10,715		*	10,715	0	0
Jianfei Ni, Director	8,504	(5)	*	8,504	0	0
Liping Zhu, CEO and President	15,000		*	15,000	0	0
Qiong Wu, CFO	30,000		*	30,000	0	0
Pengxiang Lang, COO	15,000		*	15,000	0	0
Wei Chai, employee	15,000		*	15,000	0	0
Yao Zhao, employee	1,911,430	(6)	12.22%	15,000	1,896,430	12.13%
Ruifen Li, employee	10,000		*	10,000	0	0
Wei Zhang, employee	10,000		*	10,000	0	0
Ruiping Fan, employee	10,000		*	10,000	0	0
Zhendong Xue, employee	10,000		*	10,000	0	0
Xuemei Yao, employee	10,000		*	10,000	0	0
Junli Wang, employee	10,000		*	10,000	0	0
Lianmei Yue, employee	5,000		*	5,000	0	0
Total	9,673,443		61.86%	191,295	9,482,148	60.64%

*	Represents less than 1% of the issued and outstanding common stock.

(1)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes of this table, a person is deemed to be the beneficial owner of all common stock that he has the right to acquire, beneficial ownership within 60 days. Each beneficial owner’s percentage ownership is determined by assuming that rights to acquire shares of common stock that are held by such person (but not those held by any other person) have been exercised.

(2)	Based on 15,637,484 shares of common stock outstanding as of November 10, 2009.

(3)	Does not represent shares that may be acquired pursuant to the grants of restricted stock or exercise of options to be granted under the 2008 Plan and subsequently sold pursuant to this prospectus.

(4)	Mr. Ming Zhao disclaims beneficial ownership of the shares owned by his brother, Mr. Yao Zhao.
(5)	Mr. Yao Zhao disclaims beneficial ownership of the shares owned by his brother, Mr. Ming Zhao.

PLAN OF DISTRIBUTION

                The shares may be sold or transferred for value by the selling stockholders, or by pledgees, donees, transferees or other successors in interest to the selling stockholders, in one or more transactions on NYSE Amex, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The selling stockholders, and any broker-dealers that participate in the distribution of the shares, may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by individual selling stockholders will be borne by such selling stockholders.

                Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, we will file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such selling stockholder and the participating broker-dealers, (b) the number of shares involved, (c) the price at which such shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and (f) other facts material to the transaction.

                In addition to any such number of shares sold hereunder, a selling stockholder may, at the same time, sell any shares of common stock, including the shares offered by this prospectus, owned by such person in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this prospectus.

                There is no assurance that any of the selling stockholders will sell any or all of the shares offered by this prospectus.

We will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents.

LEGAL MATTERS

The validity of the securities to be issued pursuant to this prospectus will be passed upon by Goodwin Procter LLP, New York, New York, counsel to Puda.

EXPERTS

The consolidated financial statements and supplementary consolidated financial statements of Puda as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated in this document by reference to the Annual Report on Form 10-K of Puda for the year ended December 31, 2008, have been so incorporated in reliance on the reports of Moore Stephens, independent accountants, given on the authority of said firm as experts in auditing and accounting.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the provisions of our certificate of incorporation or by-laws or other indemnification agreements to which we may be a party, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this Registration Statement:

(f)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(g)	The Registrant’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(h)
The Registrant’s Current Reports on Form 8-K filed on March 12, 2009, March 18, 2009, May 15, 2009, July 8, 2009, August 5, 2009, August 14, 2009, September 16, 2009, September 22, 2009, and November 12, 2009 (other than reports or portions of reports furnished but not filed pursuant to Commission rules);

(i)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(j)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 16, 2009 under the Exchange Act, as amended, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Article VII of the Registrant’s bylaws authorizes indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

The Registrant has also entered into agreements with its directors and certain officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.  The Registrant maintains liability insurance for the benefit of its directors and certain of its officers.

The above discussion of the DGCL and of the Registrant’s bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, certificate of incorporation, bylaws and indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Item No.	Description of Exhibits

4.1	Certificate of Incorporation of Puda Coal, Inc. (Incorporated by reference to Exhibit 3.4 in the Registrant’s Current Report on Form 8-K filed on July 8, 2009).

4.2	By-Laws of Puda Coal, Inc. (Incorporated by reference to Exhibit 3.5 in the Registrant’s Current Report on Form 8-K filed on July 8, 2009).

4.3	Puda Coal, Inc. 2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.4 in the Registrant’s Current Report on Form 8-K filed on December 31, 2008).

4.5
Form of Restricted Stock Unit Director Grant Agreement under Puda Coal, Inc. 2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 in the Registrant’s Current Report on Form 8-K filed on December 31, 2008).

4.6
Form of Restricted Stock Unit (Employee) Grant Agreement under Puda Coal, Inc. 2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.6 in the Registrant’s Current Report on Form 8-K filed on December 31, 2008).

4.6	Form of Stock Option Agreement under Puda Coal, Inc. 2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.7 in the Registrant’s Current Report on Form 8-K filed on December 31, 2008).

5.1	Opinion of Goodwin Procter LLP. *

23.1	Consent of Independent Registered Public Accounting Firm. *

23.2	Consent of Goodwin Procter LLP (filed as part of Exhibit 5.1). *

24.1	Power of Attorney (see signature page). *

* Filed herewith.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Taiyuan, Shanxi Province, China, this 3rd day of December, 2009.

PUDA COAL, INC.

By:	/s/ Liping Zhu
Liping Zhu
Chief Executive Officer and President

POWER OF ATTORNEY

The officers and directors of the Registrant whose signature appears below constitute and appoint Liping Zhu and Qiong Wu their true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement on Form S-8, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Liping Zhu	Chief Executive Officer (Principal	December 3, 2009
Liping Zhu	Executive Officer) and director

/s/ Qiong Wu	Chief Financial Officer (Principal	December 3, 2009
Qiong Wu	Financial and Accounting Officer)

/s/ Ming Zhao	Chairman of Board	December 3, 2009
Ming Zhao

/s/ Jianfei Ni	Director	December 3, 2009
Jianfei Ni

/s/ C. Mark Tang	Director	December 3, 2009
C. Mark Tang

/s/ Lawrence Wizel	Director	December 3, 2009
Lawrence Wizel

INDEX TO EXHIBITS

Item No.	Description of Exhibits

4.1	Certificate of Incorporation of Puda Coal, Inc. (Incorporated by reference to Exhibit 3.4 in the Registrant’s Current Report on Form 8-K filed on July 8, 2009).

4.2	By-Laws of Puda Coal, Inc. (Incorporated by reference to Exhibit 3.5 in the Registrant’s Current Report on Form 8-K filed on July 8, 2009).

4.3	Puda Coal, Inc. 2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.4 in the Registrant’s Current Report on Form 8-K filed on December 31, 2008).

4.5
Form of Restricted Stock Unit Director Grant Agreement under Puda Coal, Inc. 2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 in the Registrant’s Current Report on Form 8-K filed on December 31, 2008).

4.6
Form of Restricted Stock Unit (Employee) Grant Agreement under Puda Coal, Inc. 2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.6 in the Registrant’s Current Report on Form 8-K filed on December 31, 2008).

4.6	Form of Stock Option Agreement under Puda Coal, Inc. 2008 Equity Incentive Plan (Incorporated by reference to Exhibit 10.7 in the Registrant’s Current Report on Form 8-K filed on December 31, 2008).

5.1	Opinion of Goodwin Procter LLP. *

23.1	Consent of Independent Registered Public Accounting Firm. *

23.2	Consent of Goodwin Procter LLP (filed as part of Exhibit 5.1). *

24.1	Power of Attorney (see signature page). *

* Filed herewith.